Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Veronica Rosa
VP Corp. Comm. & Investor Relations
USA Technologies
484-359-2138
vrosa@usatech.com

USA Technologies Reports Financial Results for Third Quarter of Fiscal 2013

Total Revenues Up 19%; Recurring Revenues Up 26%
Gross Profit Up 32%
Connections to ePort Connect Service, Up 32% (year over year) to 196,000

MALVERN, PA. – May 10, 2013 - USA Technologies, Inc. (NASDAQ: USAT), (“USAT”), a leader of wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retail industries, today reported results for the third quarter of fiscal 2013 ended March 31, 2013.  Third quarter highlights, compared to the corresponding quarter of the prior fiscal year, included:

•
19% increase in total revenues to $9 million, including 26% increase in license and transaction fee revenues (“recurring revenues”) to $7.6 million, which represented 84% of total revenues for the quarter;

•	32% increase in gross profit to $3.7 million, up from $2.8 million;

•	Adjusted EBITDA of $1.7 million, up from $0.3 million;

•
GAAP net loss of ($1.0) million (includes $1.3 million Other Expense for fair value of warrants), from a GAAP net loss of ($0.5) million (includes $.1 million Other Income for fair value of warrants); and,

•	Non-GAAP net income of $293,011, up from a non-GAAP net loss of ($633,692) in the same quarter a year ago.

Total connections to USAT’s cashless payment and M2M telemetry service, ePort Connect®, were 196,000 as of March 31, 2013, a 32% increase from the prior fiscal year, fueled in the third quarter by 10,000 net new connections to the service.  Total connections as of March 31, 2012 were 148,000, fueled by 12,000 net new connections in that quarter.  New ePort Connect customers added in the quarter totaled 425, for 4,525 total customers, contributing to a 59% increase in USAT’s customer base from 2,850 customers since the same period in fiscal 2012.

During April, USAT entered into an exclusive agreement with a new customer in a vertical market in which it is already participating—commercial laundry.  The customer has its own cashless payment hardware platform for the laundry industry which would now utilize USAT’s network for credit/debit card processing.  USAT anticipates that the initial connections to its ePort Connect service under the agreement would be several thousand.  The customer and USAT will also use good faith efforts to achieve certain annual targets in terms of connections during the three year term of the agreement.

Stephen P. Herbert, Chairman and CEO of USA Technologies, stated, “Our results for the quarter reflect a number of dynamics in this emerging market.  In spite of our momentum, connections were not what we expected this quarter, as several of the agreements we have been working on since early in the fiscal year have taken longer to materialize than we anticipated.  We remain encouraged, however, by the work underway to get our new laundry customer’s connections on our service, as well as our accomplishments in the quarter in many areas of the business that we believe are essential to driving increased adoption in the marketplace.

“During the third quarter, we expanded our sales reach in the $5 billion, coin-operated amusement and gaming market with a new distribution agreement with Betson Enterprises, with Ameri-Source for small-medium size vending companies, and we expanded into non-traditional vending with companies like Ice House America, a network  of over 2,400 independently owned ice house locations,” continued Herbert.  “While these don’t translate to connections overnight, we believe they nevertheless extend our opportunity for growth longer-term as cashless payment adoption accelerates.

“Much of our work during the third quarter also related to the formation of agreements and development to facilitate introduction of our new value-add services that we anticipate will extend USAT’s differentiation in the marketplace, as well as our next generation ePort G9 and G10, designed to deliver greater value and improved functionality to our customers while reducing the capital required by USAT for our JumpStart program.  For example, we believe our mobile payment and loyalty promotion with Isis is the largest offering of its kind ever introduced to the U.S. vending market.   Isis’ interest in loyalty is spot on with our own initiatives in this area that include an expanded services suite formed around loyalty that is tailored to the individual business operator.

“In summary, there are numerous developments that we believe will continue to attract consumers to cashless forms of payment, including mobile payment, loyalty, couponing and other consumer engagement applications,” said Herbert.  “We have accumulated a base of 4,525 ePort Connect customers that we will continue to work closely with in this very transformative time in the unattended, small-ticket market.  Through products and service enhancements, our goal is to improve customer ROI on all levels, which should continue to help boost the rate of cashless adoption, and USAT’s continued leadership in this emerging market,” concluded Herbert.

Third Quarter Results

Revenues for the third quarter of fiscal 2013 were $9.0 million, an increase of 19% from the same period a year ago.  Revenue growth was fueled by a 26% growth in license and transaction fees, offset by a $125,000 decline in equipment sales compared to the third quarter of fiscal 2012.  The decline in equipment sales stemmed from a decrease in sales from USAT’s EnergyMiser product line, offset in part by increased sales of ePort cashless payment and telemetry devices in the quarter.

Revenue from license and transaction fees, which is driven by connections to USAT’s ePort Connect service through monthly service fees, JumpStart fees and transaction processing fees, grew to $7.6 million for the third quarter, a 26% increase from the third quarter of fiscal 2012.  The ePort Connect service base reached 196,000 connections as of March 31, 2013, representing a 32% increase from March 31, 2012.

Gross profit was $3.7 million in the third quarter, a 32% improvement from $2.8 million for the same period in the prior year.  Gross profit margin improved to 41% in the second quarter, from 37% for the prior year.   Gross profit margin is largely impacted by revenues from license and transaction fees, which were 84% of total revenues for the quarter ended March 31, 2013.

Operating margin was 3.9% compared to (8.5%) for the same period in the prior year, due to stronger revenues, improvements in gross margins and lower operating expenses.

For the third quarter, a $1.3 million charge for fair value of warrant liability adjustment for the 4.2 million of warrants expiring in September 2016 contributed to a GAAP net loss of ($1.0) million.  The fair value of warrant liability adjustment is based, in part, on increases in USAT’s stock price and other market factors that occurred during the quarter.  Conversely, for the same period in the prior year, GAAP net loss was ($0.5) million, which included a $95,074 positive warrant liability adjustment.  Non-GAAP net income, which excludes fair value of warrant liability adjustments for both years, was $293,011, compared to a non-GAAP net loss of ($633,692) for the third quarter of fiscal 2012.  (see non-GAAP Reconciliation table).

After preferred dividends, net loss per common share was ($.04) for the third quarter of Fiscal 2013 compared to ($.03) for the same period in Fiscal 2012. On a non-GAAP basis, net loss per common share was $.0 for the third quarter of Fiscal 2013 compared to ($.03) for the same period in Fiscal 2012.

Webcast and Conference Call

USA Technologies will conduct a conference call and webcast at 10:00 a.m. Eastern Time on May 10, 2013.  USA Technologies invites all interested parties to listen to the live webcast of the conference call, accessible on the Investor Relations section of USA Technologies’ website.  The webcast will be archived on the website within two hours of the live call.  It will remain available for approximately 90 days.  Interested parties unable to access the webcast may also participate by calling (866) 393-1608 or, if an international caller, (224) 357-2194.  A replay of the call, available until midnight on May 13, 2013, can be accessed by calling (855) 859-2056; Conference ID#33897356, (toll free).

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, achieving profitability or non-GAAP net income or cash flow from operations, anticipated connections to our network, business strategy and the plans and objectives of USAT’s management for future operations, are forward-looking statements.  When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of USAT’s management, as well as assumptions made by and information currently available to USAT’s management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the ability of USAT to generate sufficient sales to generate operating profits, or conduct operations at a profit; the incurrence by USAT  of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan, including the commercial production and introduction of our next generation G-9 and G-10 devices; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; whether USAT’s customers would continue to add additional connections to our network in the future at levels currently anticipated by USAT, including appropriate diversification resulting from products and programs other than our Jumpstart Program; the ability of USAT to compete with its competitors to obtain market share; whether USAT’s customers continue to utilize USAT’s transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days’ notice; the ability of USAT to obtain widespread commercial acceptance of its products; the ability of USAT to raise funds in the future through the sales of securities in order to sustain its operations if an unexpected or unusual non-operational event would occur;  whether USAT can timely manufacture and introduce to the marketplace its next generation G-9and G-10 devices; the ability of USAT to obtain widespread commercial acceptance of its next generation G-9 and G-10 devices or its loyalty and prepaid programs;  and whether USAT’s existing or anticipated customers purchase, rent or utilize ePort devices in the future at levels currently anticipated by USAT.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Any forward-looking statement made by us in this release speaks only as of the date of this release.  Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

USA Technologies, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012

Revenues:
License and transaction fees	$7,562,589	$5,985,052	$21,872,187	$16,988,179
Equipment sales	1,418,215	1,541,999	4,383,216	4,126,218
Total revenues	8,980,804	7,527,051	26,255,403	21,114,397

Cost of services	4,525,244	3,749,862	13,080,816	11,494,690
Cost of equipment	774,221	981,969	2,748,785	2,836,995
Gross profit	3,681,339	2,795,220	10,425,802	6,782,712

Operating expenses:
Selling, general and administrative	3,003,231	3,040,562	8,918,030	10,039,712
Depreciation and amortization	327,889	391,859	1,004,134	1,139,500
Total operating expenses	3,331,120	3,432,421	9,922,164	11,179,212
Operating income (loss)	350,219	(637,201)	503,638	(4,396,500)

Other income (expense):
Interest income	11,082	14,029	52,910	45,183
Interest expense	(61,379)	(10,520)	(109,402)	(70,756)
Change in fair value of warrant liabilities	(1,308,954)	95,074	(1,249,456)	1,983,442
Total other income (expense), net	(1,359,251)	98,583	(1,305,948)	1,957,869

Loss before provision for income taxes	(1,009,032)	(538,618)	(802,310)	(2,438,631)
Provision for income taxes	(6,911)	-	(20,734)	-
Net loss	(1,015,943)	(538,618)	(823,044)	(2,438,631)
Cumulative preferred dividends	(332,226)	(332,226)	(664,452)	(664,452)
Net loss applicable to common shares	$(1,348,169)	$(870,844)	$(1,487,496)	$(3,103,083)
Net loss per common share (basic and diluted)	$(0.04)	$(0.03)	$(0.05)	$(0.10)
Weighted average number of common shares outstanding (basic and diluted)	32,821,345	32,466,528	32,690,374	32,400,049

USA Technologies, Inc.
Consolidated Balance Sheets

	March 31,	June 30,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,948,537	$6,426,645
Accounts receivable, less allowance for uncollectible accounts of $9,000 and $25,000, respectively	2,370,993	2,441,941
Finance receivables	113,485	206,649
Inventory	1,838,557	2,511,748
Prepaid expenses and other current assets	656,306	555,823
Total current assets	8,927,878	12,142,806

Finance receivables, less current portion	381,946	336,198
Property and equipment, net	15,528,584	11,800,108
Intangibles, net	639,653	1,196,453
Goodwill	7,663,208	7,663,208
Other assets	88,101	80,884
Total assets	$33,229,370	$33,219,657

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,332,568	$6,136,443
Accrued expenses	1,601,362	3,342,456
Line of credit	2,000,000	-
Current obligations under long-term debt	314,756	466,056
Total current liabilities	9,248,686	9,944,955

Long-term liabilities:
Long-term debt, less current portion	159,775	262,274
Accrued expenses, less current portion	374,856	426,241
Deferred tax liabilities	33,333	12,599
Warrant liabilities, non-current	2,168,022	918,566
Total long-term liabilities	2,735,986	1,619,680

Total liabilities	11,984,672	11,564,635

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized shares- 1,800,000 Series A convertible preferred- Authorized shares- 900,000 Issued and outstanding shares- 442,968 (liquidation preference of $16,026,004 and $15,361,552, respectively)	3,138,056	3,138,056
Common stock, no par value: Authorized shares- 640,000,000 Issued and outstanding shares- 32,878,702 and 32,510,069, respectively	220,926,047	220,513,327
Accumulated deficit	(202,819,405)	(201,996,361)
Total shareholders’ equity	21,244,698	21,655,022

Total liabilities and shareholders’ equity	$33,229,370	$33,219,657

USA Technologies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
OPERATING ACTIVITIES:
Net loss	$(1,015,943)	$(538,618)	$(823,044)	$(2,438,631)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Charges incurred in connection with the vesting and issuance of common stock for employee and director compensation	149,009	83,300	369,233	510,797
Change in fair value of warrant liabilities	1,308,954	(95,074)	1,249,456	(1,983,442)
Depreciation	1,003,610	631,330	2,742,196	1,747,445
Loss on disposal of property and equipment	(14,815)	13,844	(18,415)	1,841
Amortization	185,600	258,600	556,800	775,800
Non-cash interest and amortization of debt discount	26,934	-	26,934	-
Bad debt expense (recoveries), net	(1,599)	(3,788)	7,459	(45,356)
Provision for deferred tax liability	6,911	-	20,734	-
Changes in operating assets and liabilities:
Accounts receivable	(1,212,990)	(484,290)	63,489	(451,770)
Finance receivables	22,714	(44,103)	47,416	(78,215)
Inventory	603,019	108,302	685,114	(562,988)
Prepaid expenses and other assets	59,841	(153,012)	51,730	(290,883)
Accounts payable	(1,115,013)	291,263	(803,875)	(1,030,781)
Accrued expenses	(223,669)	164,417	(1,792,479)	1,054,468
Net cash provided by (used in) operating activities	(217,437)	232,171	2,382,748	(2,791,715)

INVESTING ACTIVITIES:
Purchase of property and equipment	(31,413)	(30,158)	(81,691)	(404,103)
Purchase of property for rental program	(1,778,344)	(1,226,518)	(6,320,514)	(3,282,512)
Proceeds from sale of property and equipment	18,908	-	18,908	-
Net cash used in investing activities	(1,790,849)	(1,256,676)	(6,383,297)	(3,686,615)

FINANCING ACTIVITIES:
Net proceeds from the issuance (retirement) of common stock and exercise of common stock warrants	74,840	-	(12,475)	(2,031)
Proceeds from line of credit, net of repayments	1,000,000	-	2,000,000	-
Repayment of long-term debt	(164,363)	(111,841)	(465,084)	(317,115)
Net cash provided by (used in) financing activities	910,477	(111,841)	1,522,441	(319,146)

Net decrease in cash and cash equivalents	(1,097,809)	(1,136,346)	(2,478,108)	(6,797,476)
Cash and cash equivalents at beginning of period	5,046,346	7,330,381	6,426,645	12,991,511
Cash and cash equivalents at end of period	$3,948,537	$6,194,035	$3,948,537	$6,194,035

Supplemental disclosures of cash flow information:
Cash paid for interest	$32,551	$11,619	$84,220	$28,419
Equipment and software acquired under capital lease	$80,883	$-	$80,883	$495,955
Equipment and software financed with long-term debt	$-	$-	$-	$40,871
Prepaid items financed with debt	$2,340	$28,419	$130,402	$28,419
Prepaid interest from issuance of warrants for debt costs	$55,962	$-	$55,962	$-
Disposal of property and equipment	$7,700	$-	$7,700	$54,638
Reclass of rental program property to inventory	$2,296	$-	$11,923	$-
Depreciation expense allocated to cost of sales	$861,321	$498,071	$2,294,862	$1,383,745

USA Technologies, Inc.
Non-GAAP Schedules

Discussion of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted EBITDA, non-GAAP net income (loss) , non-GAAP operating margin, and non-GAAP diluted earnings (loss) per common share. The presentation of these additional financial measures are not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP (Generally Accepted Accounting Principles), including the net income or net loss of USAT or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT’s net income or net loss as determined in accordance with GAAP.  These non-GAAP financial measures are not required by or defined under GAAP and may be materially different from the non-GAAP financial measures used by other companies. USAT has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

As used herein, non-GAAP net income (loss) represents GAAP net income (loss) excluding any adjustment for fair value of warrant liabilities and any charges for impairment of intangible assets. As used herein, non-GAAP diluted earnings (loss) per common share is calculated by dividing non-GAAP net income (loss) applicable to common shares by the diluted weighted average number of shares outstanding.

Management believes that non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per common share are important measures of USAT’s business. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors’ overall understanding of our current and future financial performance.

As used herein, Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense and impairment expense on intangible assets. We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash charge that is not related to USAT’s operations.  We have excluded the non-cash expenses, stock-based compensation and impairment expense, as they do not reflect the cash-based operations of USAT.  Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

As used herein, operating margin represents operating income or loss divided by revenues and non-GAAP operating margin represents operating income or loss excluding any adjustment for impairment of intangible assets divided by revenues.

Non-GAAP Reconciliation
Reconciliation of Net Loss to Non-GAAP Net Income (Loss) and Net Loss
Per Common Share to Non-GAAP Net Earnings (Loss) Per Common Share

	Three Months Ended
	3/31/2013	3/31/2012

Net loss	$(1,015,943)	$(538,618)
Non-GAAP adjustments:
Fair value of warrant adjustment	1,308,954	(95,074)
Non-GAAP net income (loss)	$293,011	$(633,692)

Net loss	$(1,015,943)	$(538,618)
Non-GAAP net income (loss)	$293,011	$(633,692)

Cumulative preferred dividends	(332,226)	(332,226)
Net loss applicable to common shares	$(1,348,169)	$(870,844)
Non-GAAP net loss applicable to common shares	$(39,215)	$(965,918)
Weighted average number of common shares outstanding (basic and diluted)	32,821,345	32,466,528
Net loss per common share (basic and diluted)	$(0.04)	$(0.03)
Non-GAAP net loss per common share (basic and diluted)	$(0.00)	$(0.03)

Non GAAP Reconciliation
Reconciliation of Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	3/31/2013	3/31/2012
Operating income (loss)	$350,219	$(637,201)

Non-GAAP adjustments:
Operating expenses	-	-
Operating income (loss), Non-GAAP	$350,219	$(637,201)

Revenues	$8,980,804	$7,527,051

Operating Margin	3.9%	-8.5%
Operating Margin, Non-GAAP	3.9%	-8.5%

Reconciliation of GAAP Net Earnings to Adjusted
Earnings Before Interest, Taxes, Depreciation and
Amortization (Adjusted EBITDA)

	Three months ended
	3/31/2013	3/31/2012
Net income (loss)	$(1,015,943)	$(538,618)
Less interest income	(11,082)	(14,029)
Plus interest expenses	61,379	10,520
Plus income tax expense	6,911	-
Plus depreciation expense	1,003,610	631,330
Plus amortization expense	185,600	258,600
Less change in fair value of warrant liabilities	1,308,954	(95,074)
Plus stock-based compensation	149,009	83,300
Adjusted EBITDA	$1,688,438	$336,029

F-USAT
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